      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                PLC SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

     BRITISH COLUMBIA                                            04-3153858
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                            WILLIAM C. DOW, PRESIDENT
                                PLC SYSTEMS INC.
                                  10 FORGE PARK
                          FRANKLIN, MASSACHUSETTS 02038
                                 (508) 541-8800
      (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                                    COPY TO:

                            NEIL H. ARONSON, ESQUIRE
               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              One Financial Center
                                Boston, MA 02111
                                 (617) 542-6000

                         CALCULATION OF REGISTRATION FEE

                                                                Proposed           Proposed
                                                                maximum            maximum
Title of each                                                   offering           aggregate           Amount of
class of securities                Amount to be                 price per          offering            registration
to be registered                   registered                   share              price               fee


Common Stock, no par               821,190 (1)                  $12.28125(2)      $10,120,498(2)      $2,985.55
value per share

(1) Includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) of the Securities Act, as amended, the proposed maximum offering price for 816,326 of the shares registered for sale hereby have been calculated based upon the average of the high and low sale prices of the Company's Common Stock as reported by the American Stock Exchange on May 22, 1998. The remaining 4,864 shares registered for sale hereby have been offered at a fixed offering price per share of $19.53. The proposed maximum aggregate offering price represents the sum total of these two calculations.

Approximate date of commencement of proposed sale to public: as soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS

                                PLC SYSTEMS INC.
                        821,190 SHARES OF COMMON STOCK,
                             NO PAR VALUE PER SHARE

         The 821,190 shares of Common Stock of PLC Systems Inc., a British Columbia corporation (the "Company"), offered hereby are being sold by the selling stockholders identified herein (the "Selling Stockholders"). Such offers and sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to underwriting agreements in customary form, or in a combination of any such methods of sale, or in other transactions of similar type and manner. See "Plan of Distribution". The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein, to which reference is made. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: underwriting discounts and selling commissions, if any, and the fees of legal counsel in excess of $5,000, if any, for the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

         The Selling Stockholders and any broker executing sell orders on behalf of any Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby. The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol PLC. On May 22, 1998, the closing sale price of the Common Stock, as reported by AMEX, was $11.9375 per share.



        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                  THE DATE OF THIS PROSPECTUS IS _______, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

         The Company's Common Stock is listed for trading on AMEX. Reports and other information concerning the Company can be inspected at the offices of AMEX located at 86 Trinity Place, New York, New York 10006-1881.

         The Company has filed with the Commission in Washington, D.C. a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, as amended, with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Although statements contained herein concerning the provisions of any documents are true and correct in all material respects, any such statements are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to PLC Systems Inc., 10 Forge Park, Franklin, Massachusetts 02038, or by telephone at (508) 541-8800 and directed to Patricia L. Murphy, Chief Financial Officer.

                                   THE COMPANY

         PLC Systems Inc. (the "Company") has developed a patented high-powered carbon dioxide ("CO(2)") laser system known as The Heart Laser(TM) (the "Heart Laser") for broad application in the treatment of coronary artery disease with a surgical laser procedure developed by the Company and its clinical investigators known as transmyocardial revascularization ("TMR"). The Company believes that TMR using the Heart Laser may provide an alternative or adjunct therapy to conventional revascularization treatments, such as coronary bypass surgery and balloon angioplasty, which are currently used to bypass or reduce the blockage in coronary arteries afflicted with coronary artery disease. Well over 3,000 patients have been treated with TMR using the Heart Laser in the United States and overseas. The Heart Laser has been shipped to 33 sites in the United States and as of March 31, 1998, the Company had sold or placed 70 Heart Lasers overseas. A number of studies and scientific conferences have been held favorably reporting on the use of TMR using the Heart Laser as an adjunct or alternative to bypass and angioplasty procedures on patients that were not eligible for these procedures. In July 1997, the circulatory systems devices panel convened to review the Company's PMA application for the TMR using the Heart Laser System. In a nine to two vote, the panel recommended that the PMA application not be recommended for approval pending further patient data.

In April 1998, the circulatory systems devices panel of the FDA again convened to review the Company's PMA application for TMR using the Heart Laser System. The panel unanimously recommended TMR using the Heart Laser System for marketing for patients who suffer from severe, stable angina and are not amenable to conventional coronary revascularization techniques (e.g., bypass surgery and angioplasty). As part of its recommendation, the panel described certain labeling conditions and post-market surveillance obligations for the FDA's consideration. The panel's decision is not binding. The Company awaits the FDA's final action on the application.

         The Company was incorporated pursuant to the Company Act of British Columbia, Canada on March 3, 1987. The Company's principal offices are located at 10 Forge Park, Franklin, Massachusetts 02038, and its telephone number is
(508) 541-8800.

                                  RISK FACTORS

         An investment in the Common Stock being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in the Prospectus or incorporated herein by reference, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "would," "could," "intend," "plan," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, the Preliminary Proxy Statement filed pursuant to Section 14(a) of the Exchange Act filed with the Commission as of April 22, 1998, and all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a Post-Effective Amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold are incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.

         GOVERNMENT REGULATIONS. On April 24, 1998, the Company obtained a recommendation for Pre-Market Approval ("PMA") from an advisory panel (the "FDA Advisory Panel") of the U.S. Food and Drug Administration (the "FDA") for the Company's sole product, the Heart Laser. The FDA Advisory Panel unanimously recommended PMA for TMR using the Heart Laser System for marketing for patients who suffer from severe, stable angina and are not amenable to conventional coronary revascularization techniques. As part of its recommendation, the FDA Advisory Panel described certain labeling conditions and post-market surveillance obligations for the FDA's consideration. The panel's decision is not binding. The Company awaits the FDA's final action on the application. No assurance can be given as to when, if at all, the FDA will approve TMR using the Heart Laser System or that approval will include any desirable claims.

         In October 1997, the Company was notified that the French Ministry of Health was instituting a commercial moratorium on lasers used for TMR, as in their opinion, the procedure was considered to be experimental and should only be performed within the context of a clinical study. An evaluation of the safety of TMR is currently under review by a panel of French experts and the results of this review will determine the status of TMR. The Company has provided a dossier of its clinical results to the panel and is actively working with the Ministry to have this moratorium lifted. No assurance can be given as to whether the Company will be successful in its efforts to have this situation modified.

         The Company's products and its manufacturing activities are subject to extensive and rigorous federal and state regulation in the United States and to various regulatory requirements in other countries, including Japan, Australia and certain countries in Southeast Asia. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. In addition, the process of obtaining and maintaining required approvals can be lengthy, expensive and uncertain.

         Current FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The Company is required for its existing products, and will be required for its Heart Laser, to adhere to applicable regulations setting forth current Good Manufacturing Practices ("GMP") requirements, which include testing, control and documentation requirements. Failure to comply with applicable GMP or other regulatory requirements can result in, among other sanctions, fines, delays or suspensions of approvals, injunctions against further distribution, seizures or recalls of products, adverse publicity, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent the Company from obtaining, or affect the timing of, future regulatory approvals and could adversely affect the continued marketing of the Company's existing products. No assurance can be given that the Company will be able to obtain necessary regulatory approvals on a timely basis or at all, and delays in receipt of a failure to receive such approvals, the loss of previously received approvals, or failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

         UNCERTAINTY OF CLINICAL AND MARKETING ACCEPTANCE; TECHNOLOGY UNCERTAINTY. Use of TMR with the Heart Laser without arresting and cooling the heart and in lieu of a heart-lung machine is new and only now becoming widely known. Market acceptance of the Heart Laser will depend in large part on the Company's ability to demonstrate to the medical community in general, and to cardiac surgeons and cardiologists in particular, the efficacy, relative safety and cost effectiveness of treating cardiovascular disease using the Heart Laser and to train cardiac surgeons to perform TMR. To date, the Company has trained only a limited number of physicians and will need to expand its marketing and training capabilities. Moreover, even if TMR using the Heart Laser becomes generally accepted by the medical community, physicians trained in competitive TMR products may elect not to consider, or to recommend a competitor's products instead of, the Company's Heart Laser. In recommending the approval of the PMA for TMR using the Heart Laser, the FDA Advisory Panel limited the ability of the Company to market TMR using the Heart Laser to patients who suffer from severe, stable angina and are not amenable to conventional coronary revascularization techniques. No assurance can be given that TMR will be accepted as an alternative to other existing or new therapies, or the cardiologists and cardiac surgeons will accept TMR as an appropriate course of treatment for their patents. Lack of clinical and market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

         Patients have been treated with TMR since only January 1990. No assurance can be given that patients may not suffer adverse, long-term consequences from the TMR procedure.

         DEPENDENCE ON THE HEART LASER PRODUCT. The Company focuses its resources on the continued development and refinement of its Heart Laser and single use surgical products. If the Company is unable to obtain requisite regulatory approvals or to achieve commercial acceptance of the Heart Laser, the Company's business, financial condition and results of operations would be materially and adversely affected.

         RAPID TECHNOLOGICAL CHANGE AND INTENSE COMPETITION. The medical care products industry is characterized by extensive research efforts and rapid technological progress. New technologies and developments are expected to continue at a rapid pace in both industry and academia. Competition in the market for surgical lasers and for the treatment of cardiovascular disease is intense and is expected to increase. The Company is aware of several other companies who have entered the TMR market or have announced their intention to enter the TMR market. Most of these companies are using holmium lasers, two are using excimer lasers and a company recently announced its intention to develop a CO(2) laser for TMR. Most of these companies are in the early stages of clinical tests. Management believes that the Heart Laser, if approved for general sale by the FDA, will compete primarily with conventional coronary bypass, balloon angioplasty and new coronary procedures (including minimally invasive surgical techniques, atherectomy, laser angioplasty and metallic stents). Several of the companies who have entered the TMR market are developing percutaneous methods of performing TMR. These percutaneous methods of performing TMR are in the early stages of development and may not be commercially available for several years. However, if these methods are developed, they could provide a less invasive method for use by cardiac surgeons and cardiologists.

         Many of the companies manufacturing these devices have substantially greater capital, as well as greater research and development, regulatory, manufacturing and marketing resources and experience than the Company and represent significant competition for the Company. Such companies may succeed in developing products that are more effective or less costly in treating coronary disease than the Heart Laser, and may be more successful than the Company in manufacturing and marketing their products. No assurance can be given that the Company's competitors or others will not succeed in developing technologies, products or procedures that are more effective or less invasive than any being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive. The advent of either new devices, procedures or new pharmaceutical agents could hinder the Company's ability to compete effectively and have a material adverse effect on its business, financial condition and results of operations.

         HISTORY OF OPERATING LOSSES; NO ASSURANCE OF FUTURE PROFITABILITY. Prior to acquiring PLC Medical System, Inc. (formerly known as Laser Engineering, Inc.) in 1992, the Company had essentially no business, and had incurred operating losses since its inception in 1987 until the year ended December 31, 1995. For the year ended December 31, 1995, the Company had net earnings of $2,004,000. For the years ended December 31, 1996 and December 31, 1997, the Company incurred net losses of $1,540,000 and $14,404,000, respectively. For the quarter ended March 31, 1998, the Company incurred a net loss of $3,936,000. No assurance can be given that the Company will operate profitably on a quarterly or annual basis in the future.

         On April 24, 1998, the Company obtained a recommendation for Pre-Market Approval ("PMA") from an advisory panel (the "FDA Advisory Panel") of the U.S. Food and Drug Administration (the "FDA") for the Company's sole product, TMR using the Heart Laser. The FDA Advisory Panel unanimously recommended PMA for TMR using the Heart Laser System for marketing for patients who suffer from severe, stable angina and are not amenable to conventional coronary revascularization techniques. As part of its recommendation, the FDA Advisory Panel set forth certain labeling conditions and post-market surveillance obligations for the FDA's consideration.

         Future profitability will likely be determined by the timing and nature of FDA approval, if any, of TMR using the Heart Laser System. In addition, future profitability will also likely be determined by the number of shipments and the related mix of sales and placements. Furthermore, the Company must also convince health care professionals and the general public of the medical and economic benefits of TMR. Also, The Company must convince such third party payors to provide coverage for TMR and reimburse hospitals for procedures utilizing TMR. No assurance can be given that the Company will be successful in marketing the Heart Laser and TMR or that the Company will be able to operate profitably on a consistent basis.

         RELIANCE UPON PATENTS AND PROPRIETARY RIGHTS; EXISTING PATENT LITIGATION. Since April 1992, the Company has received 14 U.S. patents, of which 11 involve the Heart Laser System and its related technologies. The Company also has issued 10 U.S. patent applications pending relating to the Heart Laser handpiece, other technology associated with minimally surgical techniques and technologies associated with percutaneous TMR. In April 1996, the Company received patents from the European Patent Office and the Japanese Patent Office providing patent protection on its heart synchronization technology. Additional Japanese issued patents cover a TMR headpiece, a self-aligning coupler for a laser endoscope, laser beam manipulation and a laser beam status indicator. In December 1996, a patent was issued in Canada covering a self aligning coupler for a laser endoscope. In April 1997, a patent covering heart synchronization technology was issued in Canada. The Company has over 30 patents pending related to the Heart Laser and its components in various international patent offices. The Company expects to continue to file domestic and foreign patent applications on various features of the Heart Laser. However, no assurance can be given that any additional patents will be issued. Furthermore, no assurance can be given that the existing patents will be held valid if subsequently challenged, that any additional patents will be issued or that the scope of any patent protection will exclude competition. Similarly, no assurance can be given that the other parties will not be issued patents which will prevent, limit or interfere with one or more of the Company's products, or will require licensing and the payment of significant fees or royalties by the Company to such third parties in order to enable the Company to conduct its business. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that any patents will provide competitive advantages for the Company's products.

         In September 1996, CardioGenesis Corporation, ("CardioGenesis") filed a civil lawsuit in the United States District Court for the Northern District of California seeking to have the Company's synchronization patent declared invalid, or, alternatively, asking the court to determine whether CardioGenesis infringes on this patent. In October 1996, the Company filed an answer and counterclaim alleging that CardioGenesis infringes on this patent. The counterclaim seeks both injunctive relief and monetary damages against CardioGenesis. In October 1997, CardioGenesis filed an amended complaint seeking to have the Company's synchronization patent declared unenforceable. CardioGenesis is not seeking monetary damages from the Company but will seek reimbursement of its legal expenses if successful in the lawsuit. Trial has been scheduled to begin in January 1999.

         In January 1997, CardioGenesis Corporation, filed a challenge to the Company's European synchronization patent in the European Patent Office and in March 1997 the Company filed its response. In addition, in April 1997, the Company filed an infringement lawsuit against CardioGenesis in the Munich District Court alleging infringement of its synchronization patent. An oral hearing has been scheduled in the Munich District Court on October 1, 1998.

         Legislation is pending in Congress that may limit the ability of medical device manufacturers in the future to obtain patents on surgical and medical procedures that are not performed by, or as part of, devices or compositions which are themselves patentable. While the Company cannot predict whether the legislation will be enacted, or what limitations will result from the law if enacted, any limitation or reduction in the patentability of medical or surgical methods and procedures could have a material adverse effect on the Company's ability to protect its proprietary methods and procedures.

         The validity and breadth of claims covered in medical technology patents involve complex legal and factual issues and therefore are highly uncertain. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Adverse determinations in litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company also relies upon unpatented proprietary technology and trade secrets that it seeks to protect, in part, through confidentiality agreements with employees and other parties. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach, that others will not independently develop or otherwise acquire substantially equivalent proprietary technology and trade secrets or disclose such technology or that the Company can meaningfully protect its rights in such unpatented technology. Any disclosure of such information could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, others may hold or receive patents which contain claims that may cover products developed by the Company.

         POTENTIAL LIMITATIONS ON THIRD PARTY REIMBURSEMENT. Health care providers, such as hospitals and physicians, that purchase medical devices such as the Heart Laser for use on their patients generally rely upon third party payors, such as Medicare, Medicaid and private insurance plans, to reimburse all or part of the costs and fees associated with the health care services provided to their patients. Medicare and Medicaid (in some states) determine whether to provide coverage for a particular procedure and reimburse hospitals for inpatient medical procedures at a fixed rate according to diagnosis related groups ("DRGs"). The Health Care Financing Administration ("HCFA"), the agency responsible for administering the Medicare system, has prohibited Medicare coverage for procedures that are not deemed safe and effective for the condition being treated, or which are still investigational. Even though TMR using the Heart Laser has received a recommendation for approval of its PMA application from an FDA Advisory Panel, Medicare and other third party payors may deny reimbursement if they conclude that the device is not cost-effective, or is experimental or used for an unimproved indication. In November 1995, the Heart Laser was listed as a Category B device by the FDA and HCFA. This classification means that treatments performed with the Heart Laser are eligible for Medicare and Medicaid reimbursement during the clinical trials, while the device is still investigational. The rule allowing coverage for Category B devices left the coverage determination for procedures involving those devices to the discretion of local Medicare contractors, in the absence of a national coverage instruction.

         In February 1997, HCFA published a national noncoverage instruction for TMR based upon its belief that scientific evidence substantiating the safety and effectiveness of TMR is not currently available. HCFA often denies reimbursement for procedures performed using devices which have not yet received FDA approval. The noncoverage instruction applies to procedures performed on or after May 19, 1997 on Medicare beneficiaries. No assurance can be given that the FDA Advisory Panel's recommendation of approval of TMR using the Heart Laser will lead to a reversal in HCFA's policy and that such reimbursement will be granted or, if granted that the reimbursement will be at the same rate or will not be canceled in the future. Even though TMR using the Heart Laser has received a recommendation of approval from the FDA Advisory Panel, Medicare and other third party payors may deny coverage if they conclude that TMR is not reasonable, necessary and/or cost-effective. No assurance can be given that, even if coverage is granted, private insurance reimbursement levels will not adversely affect the Company's ability to sell its products.

         Capital costs for medical equipment by hospitals are currently reimbursed separately from DRG payments. Moreover, even if reimbursement is available, no assurance can be given that the payors' reimbursement levels will be adequate to enable the Company to sell its product on a profitable basis. Since 1984, Medicare has reimbursed hospitals' operational costs on the basis of a prospective payment methodology; however, until recently, hospitals' capital costs have been excluded from these prospective rates and reimbursed on a capital cost pass-through basis. HCFA has issued final Medicare regulations establishing the prospective payment methodology for inpatient hospital capital-related costs. These new regulations include a ten-year transition period which blends the old and the new capital payments. It is anticipated that the new capital costs reimbursement methodology may reduce Medicare reimbursement for hospital capital costs. Any reductions in Medicare reimbursement implemented pursuant to this new methodology could have an adverse impact on the market for the Heart Laser and the Company's other surgical lasers. The market for the Company's products could also be adversely affected by future legislation to reform the nation's health care system or by changes in industry practices regarding reimbursement policy and procedures.

         PENDING LITIGATION. Following the July 1997 FDA Advisory Panel meeting wherein the panel recommended that the PMA application for TMR using the Heart Laser not be recommended for approval, the Company and certain of its officers have been named as defendants in 21 purported class action lawsuits filed between August 1997 and November 1997 in the United States District Court for the District of Massachusetts. The suits allege violations of the federal securities laws. The plaintiffs are seeking damages in connection with such alleged violations. Nineteen of these complaints have been consolidated by the court into a single action for pretrial purposes and the remaining two suits have been consolidated into one suit for pretrial purposes. These matters are in the earliest stages of litigation and the Company has filed motions to dismiss all of these claims. There can be no assurance that the motions to dismiss these claims will be successful. Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of these pending litigation matters. It is possible that the Company's result of operations or cash flows in a particular quarter or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of this pending litigation. The Company believes that is has valid defenses to these class action litigation matters and intends to vigorously defend itself in these matters.

         DEPENDENCE UPON KEY PERSONNEL. The highly technical nature of the Company's business, its ability to continue its technological developments and to market its products and thereby develop a competitive edge in the marketplace depends, in large part, on its ability to attract and maintain qualified technical and key management personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be able to attract and retain such personnel. The Company is dependent in particular upon the services of Dr. Robert I. Rudko, its Chairman and Chief Scientist and William C. Dow, its President and Chief Executive Officer. The loss of either Dr. Rudko or Mr. Dow would have a material adverse effect on the Company.

         RISKS RELATED TO GROWTH AND EXPANSION. As a result of both internal growth and the FDA Advisory Panel's recommendation of approval of the PMA of TMR using the Heart Laser, the Company could experience rapid growth and expansion. This growth and expansion could place a significant strain on the Company's manufacturing and technical support personnel and other resources. The Company's growth would result in an increase in the level of responsibility for both existing and new management personnel. If the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations would be materially and adversely affected.

         PRODUCT LIABILITY AND POSSIBLE INSUFFICIENCY OF INSURANCE. The manufacture and sale of the Company's products entail the risk of product liability claims. A recent United States Supreme Court decision held that, despite a company's compliance with FDA regulations, it still may not be shielded from common-law negligent design claims or manufacturing and labeling claims based on state rules. No assurance can be given that the coverage limits of the Company's product liability insurance policies, which are presently at an annual aggregate maximum of $4 million, will be adequate. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful claim or series of claims brought against the Company in excess of its insurance coverage, and the effect any product liability litigation may have upon the reputation and marketability of the Company's technology and products, together with diversion of the attention of the Company's key personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

         POSSIBLE NEED FOR ADDITIONAL FUNDING. Management believes that the Company's current capital resources and revenues from existing products will be sufficient to meet its cash requirements for the next 12 months. However, delays in obtaining regulatory approvals of the Heart Laser or unanticipated decreases in operating revenues or increases in expenses, may adversely impact the Company's expected funding requirements, in which event the Company may require additional funding. In such an event, the Company would need to obtain financing through the issuance and sale of debt or equity securities, bank financing, joint ventures or other means, and no assurance can be given that additional capital will be available to the Company or that capital, if any, will be available upon satisfactory terms.

         VOLATILE SECURITIES MARKET FACTORS AND POSSIBLE WIDE FLUCTUATIONS IN STOCK PRICE. The markets for equity security in general, and for those of medical device manufacturers in particular, have been volatile and the price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results, news and product announcements, trading volume, general market trends and other factors. No assurance can be given that the Company's Common Stock will trade in the future at market prices in excess of its current market price.

         SHARES ELIGIBLE FOR FUTURE SALE. Of the 18,985,081 shares of the Company's Common Stock issued and outstanding on May 14, 1998, approximately 16,800,000 shares have been registered pursuant to the Act or were sold more than two years ago and are not held by any affiliates of the Company and may be resold without limitation under the provisions of Rule 144 or any other provisions of the Act. Sales of such securities could have a possible depressive effect upon the prices of the Company's securities in the public markets. The remaining approximate 2,185,081 shares are restricted and subject to the provisions of Rule 144 or a certain escrow agreement.

         In July 1997, the Company entered into a $20 million financing commitment. Under the terms of the financing, the Company received $10,075,000 in July 1997 and $10,075,000 in August 1997 from the issuance of five-year convertible debentures to accredited investors through Smith Barney Inc. as placement agent. The convertible debentures accrued interest at 5% per annum payable in cash or common stock at the Company's option, at the time of conversion. The debentures were convertible into common shares under a predetermined formula. The first tranche of the debentures were convertible into common shares at the lesser of (a) $25.98, or (b) the market price of the Company's Common Stock at the time of conversion, with no more than 1,007,500 shares of Common Stock issuable in full payment of all accrued interest and principal. In September 1997, the entire first tranche of convertible debentures of $10,075,000 and related accrued interest converted into 890,394 shares of common stock. The second tranche of the debentures were convertible into common shares at the lesser of (a) $14.60, or (b) the market price of the Company's Common Stock at the time of conversion, with no more than 1,507,500 shares of Common Stock issuable in full payment of all accrued interest and principal. In September 1997, $5,825,000 of the second tranche of convertible debentures and related accrued interest converted into 512,572 shares of common stock. In January and February 1998, the remaining $4,250,000 of the second tranche of convertible debentures and related accrued interest converted into 576,606 shares of common stock.

         In connection with the issuance of the first tranche of convertible debentures, the Company issued 69,875 redeemable warrants to purchase shares of its Common Stock at $27.81 per share. In connection with the issuance of the second tranche of convertible debentures, the Company issued 80,125 redeemable warrants to purchase shares of its Common Stock at $15.78 per share. If the average closing sale price of its Common Stock for any consecutive 30 trading day period commencing January 17, 1999 exceeds the exercise price by more than 50%, the Company has the right, exercisable at any time upon 30 days notice to the holder to redeem the warrant at a price of $.10 per warrant share. The warrants issued in connection with the first tranche expire on July 17, 2002. The warrants issued in connection with the second tranche expire on August 14, 2002.

          In April 1998, the Company entered into a $10 million financing commitment. Under the terms of the financing, the Company received the first tranche of $5,000,000 in April 1998 from the issuance of five-year convertible debentures to accredited investors through Salomon Smith Barney Inc. as placement agent. The debentures are convertible into common shares under a predetermined formula. The first tranche of the debentures are convertible into common shares at the lesser of (a) $19.53, or (b) commencing July 22, 1998, the average of the five lowest consecutive closing bid prices during a look-back period consisting of thirty consecutive days prior to the time of conversion, with no more than 816,326 shares of Common Stock issuable in full payment of the principal (the average of the five consecutive lowest bid prices will not include trading days on which the holder of convertible debentures establishes a short position in the Common Stock of the Company), subject to adjustments under certain circumstances. The Company may, at its option, draw down the second tranche of up to $5,000,000 at anytime prior to December 31, 1998, subject to the satisfaction of certain conditions precedent by the Company. The second tranche of the debentures will be convertible into shares of Common Stock at the lesser of (a) 125% of the previous five day average closing bid price at the time of funding, or (b) an identical floating conversion price as that applicable to the first tranche.

         In connection with the issuance of the first tranche of convertible debentures, the Company issued 4,864 redeemable warrants to purchase shares of its Common Stock at $19.53 per share. If the average closing sale price of its Common Stock for any consecutive 30 trading day period commencing on April 23, 1999 exceeds the exercise price by more than 50%, the Company has the right, exercisable at any time upon 30 days notice to the holder to redeem the warrant at a price of $.10 per warrant share. The warrants issued in connection with the first tranche expire on April 23, 2003. In the event that the Company issues the second tranche of convertible debentures, the Company will issue redeemable warrants to purchase shares of its Common Stock equal in value to 1% of the total funding received in the second tranche. The warrants, if any, issued in connection with the second tranche will expire five years after the date of issuance.

         SHARES RESERVED FOR EXERCISE AND GRANTING OF OPTIONS. The Company has adopted stock option plans for employees, officers, and consultants (the "1992, 1993 and 1995 Plans") pursuant to which the Company may grant options to purchase up to an aggregate of 2,505,000 shares of Common Stock. The Company has also adopted the 1993 Formula Stock Option Plan for nonemployee directors (the "Formula Plan") under which options to purchase 250,000 shares of Common Stock may be granted and the 1997 Executive Stock Option Plan (the "Executive Plan") under which the Company may issue non-qualified options to purchase up to 650,000 shares to its Chief Executive Officer. The Company has options to purchase 2,325,636 shares of Common Stock outstanding under the plans. The Company may also issue up to an additional 284,031 options under these plans. These options may be exercised, and the underlying shares issued, at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Moreover, the Company may issue additional equity to third party financing sources in amounts that are uncertain at this time.

         RESTRICTIONS ON ELECTIONS OF DIRECTORS. The Company is incorporated under the laws of British Columbia. Under British Columbia corporate law, a majority of the Company's directors must be residents of Canada and at least one director must be a resident of British Columbia. As a result, security holders may be limited with respect to the persons that can be nominated and elected as directors of the Company. In addition, the Company's Articles, as amended, provide for a classified Board of Directors. These provisions may have the effect of delaying or preventing changes in control or management of the Company and could adversely affect the prevailing market price of the Common Stock.

         POSSIBLE UNENFORCEABILITY OF JUDGMENTS AGAINST THE COMPANY AND ITS CANADIAN DIRECTORS. The Company is incorporated under the laws of British Columbia. Under British Columbia corporate law, there is doubt as to the enforceability in British Columbia against the Company and the Canadian directors of original actions or actions for enforcement of judgments issued by courts of the United States.

         NON-PAYMENT OF DIVIDENDS. The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain all future earnings, if any, for use in its business and does not anticipate that cash dividends will be paid in the foreseeable future.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The shares of Common Stock offered hereby by the Selling Stockholders are issuable upon (a) the conversion of convertible debentures in the aggregate amount of $5,000,000 (the "Convertible Debentures") issued by the Company in a private placement in April 1998 (the "1998 Private Placement") to Southbrook International Investments, Ltd. ("Southbrook"), Brown Simpson Strategic Growth Fund, L.P. ("Brown Simpson L.P.") and Brown Simpson Strategic Growth Fund, Ltd. ("Brown Simpson Limited") and (b) the exercise of warrants to purchase an aggregate of 4,864 shares of Common Stock (the "Warrants") issued by the Company to Southbrook, Brown Simpson L.P. and Brown Simpson Limited in connection with the 1998 Private Placement.

         The number of shares registered on the registration statement of which this Prospectus is a part and the number of shares offered hereby have been determined by agreement between the Company, Southbrook, Brown Simpson L.P. and Brown Simpson Limited. The number of shares of Common Stock that will ultimately be issued to Southbrook, Brown Simpson L.P. and Brown Simpson Limited upon conversion of the Convertible Debentures is dependent upon a conversion formula which relies in part on the closing bid price of the Common Stock for the five trading days during the thirty days immediately preceding the date of conversion, and, therefore cannot be determined at this time.

         The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of May 21, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby by the Selling Stockholders:

                                      Maximum Number of            Shares  Registered
     Selling Stockholder        Shares Owned Prior to Offering     for Sale Hereby (4)
     -------------------        ------------------------------   ----------------------

Southbrook International
 Investments, Ltd.                    299,968(1)                   656,952

Brown Simpson Strategic
 Growth Fund, Ltd.                     39,132(2)                   123,179

Brown Simpson Strategic
 Growth Fund, L.P.                     13,044(3)                    41,059


(1) Includes (i) 39,764 shares of Common Stock issuable upon exercise of a warrant issued to Southbrook, at an exercise price of $15.78 per share,
         (ii) 32,500 shares of Common Stock issuable upon exercise of a warrant issued to Southbrook, at an exercise price of $27.81 per share, (iii) 3,891 shares of Common Stock issuable upon exercise of a warrant issued to Southbrook in connection with the issue and sale of the Convertible Debentures, at an exercise price of $19.53 per share (the "Southbrook Warrant"), (iv) 19,000 shares of Common Stock, and (v) 204,813 shares of Common Stock issuable upon conversion of its Convertible Debentures at the current conversion price of $19.53 per share. Commencing July 22, 1998, the number of shares of Common Stock issuable upon conversion of the Convertible Debentures will become dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions, and consequently the number of shares of Common Stock that will be beneficially owned by Southbrook, will fluctuate daily and cannot be determined at this time. However, Southbrook has contractually agreed to restrict its ability to convert Convertible Debentures (and receive shares of Common Stock in payment of interest thereon) and exercise the Southbrook Warrant to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion and/or exercise exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

(2) Includes (i) 730 shares of Common Stock issuable upon exercise of a warrant issued to Brown Simpson Limited in connection with the issue and sale of the Convertible Debentures, at an exercise price of $19.53 per share (the "Brown Simpson Limited Warrant"), and (ii) 38,402 shares of Common Stock issuable upon conversion of its Convertible Debentures at the current conversion price of $19.53 per share. Commencing July 22, 1998, the number of shares of Common Stock issuable upon conversion of the Convertible Debentures will become dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions, and consequently the number of shares of Common Stock that will be beneficially owned by Brown Simpson Limited, will fluctuate daily and cannot be determine at this time. However, Brown Simpson Limited has contractually agreed to restrict its ability to convert Convertible Debentures (and receive shares of Common Stock in payment of interest thereon) and exercise the Brown Simpson Limited Warrant to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion and/or exercise exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

(3) Includes (i) 243 shares of Common Stock issuable upon exercise of a warrant issued to Brown Simpson L.P. in connection with the issue and sale of the Convertible Debentures, at an exercise price of $19.53 per share (the "Brown Simpson L.P. Warrant"), and (ii) 12,801 shares of Common Stock issuable upon conversion of its Convertible Debentures at the current conversion price of $19.53 per share. Commencing July 22, 1998, the number of shares of Common Stock issuable upon conversion of the Convertible Debentures will become dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions, and consequently the number of shares of Common Stock that will be beneficially owned by Brown Simpson L.P. will fluctuate daily and cannot be determined at this time. However, Brown Simpson L.P. has contractually agreed to restrict its ability to convert Convertible Debentures (and receive shares of Common Stock in payment interest thereon) and exercise the Brown Simpson L.P. Warrant to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion and/or exercise exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

(4) Represents the maximum number of shares of Common Stock issuable upon conversion of the Convertible Debentures and exercise of the Warrants.

                              PLAN OF DISTRIBUTION

         All or a portion of the 821,190 shares (the "Shares") of Common Stock of the Company offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate.

         Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the Conversion Price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

         The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (not to exceed an aggregate of $5,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares being offered hereunder until April 23, 2003 or such earlier date when all of the shares being offered hereunder have been sold or may be sold without volume or other restrictions pursuant to Rule 144 or Rule 144A under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter.

         The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

         All proceeds from any such sales will be the property of the Selling Stockholder who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees.

                            LEGALITY OF COMMON STOCK

         The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                     EXPERTS

         The consolidated balance sheets of PLC Systems Inc. at December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1997, incorporated by reference in PLC Systems Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         A member of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., owns 3,162 shares of Common Stock of the Company.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-11388).

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 1-11388).

         (c)  The Company's Preliminary Proxy Statement filed pursuant to
              Section 14(a) of the Exchange Act filed with the Commission as of April 22, 1998(File No. 1-11388).

         (d) The description of the Company's capital stock contained in the Company's registration statement on Form 8-A under the 1934 Act (File No. 1-11388), including amendments or reports filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Patricia L. Murphy, Chief Financial Officer, at PLC Systems Inc., 10 Forge Park, Franklin, Massachusetts 02038, or by telephone at (508) 541-8800.

                                 INDEMNIFICATION

         The British Columbia Company Act (the "Company Act"), Section 152, enables a corporation, with the approval of the Court, to indemnify a director or a former director of the Company, or a director or a former director of a corporation of which it is or was a shareholder, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action, or proceeding to which he is made a party by reason of being or having been a director, including an action brought by the Company or corporation if:

                  a. he acted honestly and in good faith with a view to the best interest of the corporation of which he is or was a director; and

                  b. in the case of a criminal or administrative action or proceeding, he had reasonable grounds for believing that his conduct was lawful.

         The Company Act also provides that a company may purchase and maintain insurance for a director or former director of the Company, or a director or former director of a corporation of which it is or was a shareholder, and his heirs and personal representatives, against liability incurred by him as a director or officer.

         The Articles of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether or not brought by the Company or by a corporation or other legal entity or enterprise whether civil, criminal or administrative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with Section 152 of the Company Act.

         The Articles of the Company also provide that the Company shall indemnify any person other than a director with respect to any loss, damage, costs or expenses whatsoever incurred by him while acting as an officer, employee or agent for the Company unless such loss, damage, cost or expense shall arise out of failure to comply with instructions, willful act, or default or fraud by such person in any of which events the Company shall only indemnify such persons if the directors in their absolute discretion so decide, or the Company by ordinary resolutions shall so direct.

         The indemnification provided by the Company's Articles shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall benefit such person's heirs, executors and administrators.

         The Articles of the Company authorize the directors from time to time to cause the Company to give indemnities to any director, officer, employee, agent or other person who has undertaken or is about to undertake any liability on behalf of the Company or any corporation controlled by it.

         The Articles of the Company further provide that, subject to the Company Act no director, officer or employee for the time being of the Company shall be liable for the acts, receipts, neglects or defaults of any other director, officer, or employee or for joining in any receipt or act for conformity, or for any loss, damages or expense happening to the Company through insufficiency or deficiency of title to any property acquired by order of the board for the Company, or for the insufficiency or deficiency of any security in or upon which any monies of or belonging to the Company shall be invested or for any loss or damages arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation with whom or which any monies, securities or effects shall be lodged or deposited or for any loss occasioned by any error of judgment or oversight on his part, or for any loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his own willful act of default, negligence, breach of trust or breach of duty.

         The Articles of the Company provide that the directors of the Company may rely upon the accuracy of any statement of fact represented by an officer of the Company to be correct, or upon statements in a written report of the auditor of the Company, and shall not be reasonable or held liable for any loss or damage resulting in the paying of any dividends or otherwise acting in good faith upon any such statement.

         The Articles of the Company permit the directors to cause the Company to purchase and maintain insurance for the benefit of any person who was or is a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability incurred by him as a director, officer, employee or agent.

COMMISSION POLICY

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

No dealer, salesman or any other person has been authorized in connection with this Offering to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.




                       TABLE OF CONTENTS
                                                            PAGE
                                                            ----

Available Information........................................ 2
The Company.................................................. 2
Risk Factors................................................. 4
Use of Proceeds..............................................11
Selling Stockholders.........................................11
Plan of Distribution.........................................13
Legality of Common Stock.....................................13
Experts......................................................13
Interests of Named Experts and Counsel.......................14
Incorporation of Certain Information
     by Reference............................................14
Indemnification..............................................14





                         821,190 SHARES OF COMMON STOCK,
                             NO PAR VALUE PER SHARE


                                PLC SYSTEMS INC.

















                                   PROSPECTUS









                                  MAY 27, 1998

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and AMEX filing fee, the amounts stated are estimates.

         SEC Registration Fee........................................   2,985.55

         AMEX Filing Fee.............................................  12,897.28

         Legal Fees and Expenses.....................................  12,000.00

         Accounting Fees and Expenses................................   5,000.00

TOTAL................................................................  32,882.83


         The Selling Stockholders will bear the expense of their own legal counsel in excess of $5,000 and miscellaneous fees and expenses, if any.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         See "Indemnification" contained in Part I hereof, which is incorporated herein by reference.

         The corporation shall indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization in which the corporation owns shares or of which it is a creditor.

         In addition, the Registration Rights Agreement, incorporated by reference as Exhibit 99.4 hereto, contains provisions for indemnification by the Selling Stockholders of the Registrant and its officers, directors, and controlling persons against certain liabilities under the Securities Act.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
------

   4.1   The Certificate of Incorporation of the Registrant (previously filed as
         Exhibit 3a to the Registrant's Registration Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

   4.2 Form of Common Stock Certificate (previously filed as Exhibit No. 4c to the Registrant's Registration Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

   5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

   23.1  Consent of Ernst & Young LLP

   23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5)

   24    Power of Attorney (filed in Part II of this Registration Statement)

  *99.1 Convertible Debenture Purchase Agreement dated as of April 23, 1998 between Southbrook International Investment, Ltd., Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. and the Registrant.

  *99.2  Form of Convertible Debenture.

  *99.3  Form of Redeemable Warrant.

  *99.4 Registration Rights Agreement dated as of April 23, 1998 between Southbrook International Investment, Ltd., Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. and the Registrant.

   ----------------

   * Each of Exhibits 99.1 through 99.4 were previously filed as Exhibit 10a through 10d, respectively, to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1998 (File No. 1-11388), and are incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

A.       Rule 415 Offering

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs

         (A)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       Filings Incorporating Subsequent Exchange Act Documents by Reference

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Commonwealth of Massachusetts, on May 27, 1998.

                                PLC SYSTEMS INC.



                                By: /s/ William C. Dow
                                   ---------------------------------------------
                                   William C. Dow
                                   President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Dow and Patricia L. Murphy, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                                            DATE
         /s/ William C. Dow
         ----------------------------       President and Chief Executive               May 27, 1998
         William C. Dow                     Officer and Director (principal
                                            executive officer)
         /s/ Patricia L. Murphy
         ----------------------------       Chief Financial Officer,                    May 27, 1998
         Patricia L. Murphy                 Treasurer (principal financial
                                            officer and principal
                                            accounting officer)
         /s/ Robert I. Rudko
         ----------------------------       Chairman of the Board of                    May 27, 1998
         Robert I. Rudko, Ph.D              Directors

         /s/ Harold P. Capozzi
         ----------------------------       Director                                    May 27, 1998
         Harold P. Capozzi

         /s/ H.B. Brent Norton
         ----------------------------       Director                                    May 27, 1998
         H.B. Brent Norton

         /s/ Edward Pendergast
         ----------------------------       Director                                    May 27, 1998
         Edward Pendergast

         /s/ Kenneth J. Pulkonik
         ----------------------------       Director                                    May 27, 1998
         Kenneth J. Pulkonik

         /s/ Robert A. Smith
         ----------------------------       Director                                    May 27, 1998
         Robert A. Smith

                                PLC SYSTEMS INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

EXHIBIT
NUMBER   DESCRIPTION

   4.1   The Certificate of Incorporation of the Registrant (previously filed as
         Exhibit 3a to the Registrant's Registration Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

   4.2 Form of Common Stock Certificate (previously filed as Exhibit No. 4c to the Registrant's Registration Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

   5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

   23.1  Consent of Ernst & Young LLP

   23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5).

   24    Power of Attorney (filed in Part II of this Registration Statement) .

  *99.1 Convertible Debenture Purchase Agreement dated as of April 23, 1998 between Southbrook International Investment, Ltd., Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. and the Registrant.

  *99.2  Form of Convertible Debenture.

  *99.3  Form of Redeemable Warrant.

  *99.4 Registration Rights Agreement dated as of April 23, 1998 between Southbrook International Investment, Ltd., Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. and the Registrant.

   ----------------

   * Each of Exhibits 99.1 through 99.4 were previously filed as Exhibit 10a through 10d, respectively, to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1998 (File No. 1-11388), and are incorporated herein by reference.